Exhibit 10.1

AGREEMENT FOR SETTLEMENT AND FORGIVENESS OF DEBT

This Agreement for Settlement and Forgiveness of Debt (the “Agreement”) is entered into effective as of February 5, 2008, by and between En2Go International, Inc., a Nevada corporation (the “Company”), and Richard P. Genovese (“Lender”).

WHEREAS, the Company was originally indebted to Lender in the principal amount of $350,000, together with accrued and unpaid interest thereon as evidenced by: (i) the promissory note from the Company to Lender dated January 25, 2007 in the principal amount of $50,000; (ii) the promissory note from the Company to Lender dated February 8, 2007 in the principal amount of $150,000; and (iii) the promissory note from the Company to Lender dated May 16, 2007 in the principal amount of $150,000, which promissory notes are collectively referred to herein as the “Notes;” and

WHEREAS, the Company previously repaid $200,000 of the Notes during 2007; and

WHEREAS, the Company desires to repay an additional $150,000 of the Notes pursuant to this Agreement; and

WHEREAS, Lender has agreed to accept such $150,000 payment as full and complete payment of the Notes and to waive any accrued and unpaid interest that would otherwise be owing from the Company to the Lender pursuant to the Notes;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and Lender agree as follows:

1.  The Company agrees to pay Lender $150,000 and Lender agrees to accept such payment, together with the previous payment by the Company in the amount of $200,000, in full payment and satisfaction of the Notes.  Lender agrees that upon its receipt of such $150,000 payment, no additional amounts shall be owing by the Company in connection with the Notes and Lender forgives any accrued and unpaid interest that would otherwise be owing pursuant to the Notes.  Lender agrees to mark the Notes “paid in full” and promptly return the signed original copies of the Notes to the Company.

2. Lender represents and warrants to the Company that he has good and marketable title to the Notes, free and clear of any liens, encumbrances or security interests and of any adverse claims and that he has full power and authority to enter into this Agreement and accept the payment in full satisfaction of the Notes in the manner provided for herein.

3.  This Agreement constitutes the sole and only agreement of parties hereto relating to the subject matter hereof and correctly sets forth the rights, duties, and obligations of each to the other as of its date.  Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

4.  If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and this Agreement shall be construed as if such invalid or unenforceable provision were not contained herein.

5.  This Agreement shall bind and the benefits shall inure to the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.  This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which taken together shall be but a single instrument.

Dated effective as of the date first written above.

The Company:

En2Go International, Inc.

A Nevada corporation

By /s/ Paul E. Fishkin

Paul E. Fishkin

President

Lender:

 /s/ Richard P. Genovese

Richard P. Genovese

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